1 Exhibit 2.1 DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following description of the ordinary shares and the Articles of Association of Constellium SE (“Constellium SE” or the “Company”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Company’s Articles of Association carefully. As of December 31, 2023, Constellium SE had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act: Title of Each Class Trading Symbol Name of Each Exchange on Which Registered Ordinary Shares, nominal value €0.02 per share CSTM New York Stock Exchange General On June 28, 2019, Constellium N.V. converted its corporate form from a Dutch public limited liability company (Naamloze Vennootschap) into a Societas Europaea (SE) and changed its name to Constellium SE, with its head office remaining in Amsterdam, the Netherlands. On December 12, 2019, Constellium SE completed its re-domicile and the relocation of its head office to Paris, France (the “Transfer”). Effective as of December 12, 2019, the Company’s existing articles of association were amended by means of a deed of amendment to reflect the Company’s re-domicile to Paris, France (as further amended from time to time, the “Articles of Association”). The Company’s number with the Paris Trade and Companies Register is 831 763 743. According to article 3 of the Articles of Association, the object of the Company, directly or indirectly, in any form, in France and in all countries, is: • to incorporate, to participate in, to finance, to collaborate with, to manage, to supervise businesses, companies and other enterprises and provide advice and other services; • to acquire, use and/or assign industrial and intellectual property rights and real property; • to finance and/or acquire companies and any businesses; • to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness, as well as to enter into agreements in connection with the aforementioned activities; • to invest funds; • to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties; • to undertake all that which is connected to the foregoing or in furtherance thereof, all of the above being understood in the broadest sense of the words. Outstanding Capital Stock As of December 31, 2023, the Company’s issued and paid-up share capital amounted to €2,936,397.68 consisting of 146,819,884 ordinary shares, each with a nominal value of €0.02, all of the same class. French law does not recognize the concept of authorized capital, and any capital increase has to be decided at an extraordinary shareholders’ meeting of the Company. Each of the ordinary shares has one vote. Form of Shares Pursuant to the Articles of Association, our ordinary shares are available in the form of an entry in a share register without issuance of a share certificate, and may be registered either on the U.S. Register maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”) or on accounts maintained in France in accordance with French

2 requirements (such accounts being collectively referred to as the “French Register”). The U.S. Register Shares registered on the U.S. Register are either in the name of Cede & Co., acting on behalf of the Depositary Trust Company (“DTC”), or in the name of holders who want to be directly recorded on the U.S. Register. Only shares registered on the U.S. Register in the name of Cede & Co. are eligible for direct trading on the NYSE. Shares registered on the U.S. Register are in “au porteur” form. The ordinary shares of Constellium SE are admitted to the operations of the central depositary Euroclear France. Uptevia (formerly CACEIS Corporate Trust) acts in France as registered intermediary (“intermédiaire inscrit”) for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code. The French Register Shares registered on the French Register may be in “au nominatif” form (i.e., registered on an account maintained by or on behalf of the Company) or in “au porteur” form (i.e., registered on an account maintained by an authorized intermediary in accordance with Article L. 211-3 of the French code monétaire et financier to comply with French requirements). With respect to shares held in “au nominatif” form, each shareholder may elect to give instructions directly to the issuer or its agent (“au nominatif pur”) or through an authorized intermediary with which it has opened a securities account (“nominatif administré”). The accounts on which shares are held in any such forms (“nominatif pur,” “nominatif administré,” “au porteur”) are collectively referred to as the French Register. Each shareholder has the option to have its shares registered on the U.S. Register or on the French Register and, in the latter case, to have its shares held in “au nominatif” or in “au porteur” form. Any shareholder seeking to transfer its shares from one register to another will have to give proper instructions, at its own cost, to its broker or the Company, as the case may be. Restrictions on Share Transfer and Ownership Our ordinary shares are freely transferable except as otherwise restricted under U.S. or other applicable laws, which may include securities laws, antitrust laws or laws restricting foreign investment. Under current French laws and regulations related to foreign investments, the acquisition, directly or indirectly, of 25% or more of the voting rights of a French company by a non-French investor, or a French investor domiciled outside of France or controlled by one of the former, is subject to prior approval of the French Ministry of the Economy, if the company is involved, even occasionally, in activities which may impact public order, public security or national defense interests. Certain activities of certain French subsidiaries of Constellium SE may qualify as such activities and, therefore, the acquisition, directly or indirectly, of 25% or more of the voting rights of Constellium SE may require such prior approval. Issuance of Ordinary Shares As indicated under “Form of Shares”, our shares may be held in either registered (“au nominatif”) or bearer (“au porteur”) form, at the shareholder’s discretion. Shares must be issued for a subscription price at least equal to their nominal value, which must be fully paid unless otherwise agreed. Shares paid in cash must be paid up to at least 25% of their nominal value and, as the case may be, the whole of any issue premium at the time of issuance. In order to be traded on the NYSE, shares must be held through a participant in the system managed by DTC. To that end, shares that are DTC-eligible are recorded in the U.S. Register maintained by Computershare. The U.S. Register includes all shares traded on the NYSE and the shares registered directly with this U.S. Register. Shares recorded in the U.S. Register are in bearer (“au porteur”) form, meaning that a registered intermediary for the account of our beneficial owners (the “French Intermediary”) is registered in France for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code. Shares other than those recorded in the U.S. Register shall be recorded on the French Register, which shares may not be traded

3 on the NYSE (see “Form of Shares” above). Any shareholder wishing to hold its shares on one or another register shall, at its own expense, provide instructions to this end to its account holder or to the Company, as applicable. As of December 31, 2023, 146,809,325 shares of the Company were recorded in the U.S. Register and 10,559 shares of the Company were recorded on the French Register. As a French company that has listed securities in the United States, we are subject to U.S. securities laws and regulations regarding trading in the Company’s ordinary shares. Under U.S. securities laws and regulations, persons are prohibited from trading on the basis of material, non-public information. We apply the Company’s Insider Trading Policy consistent with U.S. laws and regulations and make this policy available to our directors and employees to whom these laws and regulations may apply. The rules on insider dealing, unlawful disclosure of inside information and market manipulation under Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (and the texts adopted for its implementation) apply to the Company as issuer of debt securities that are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange. Share-Based Compensation Our share-based compensation plan is the Constellium SE 2013 Equity Incentive Plan (the “Plan”). The principal purposes of the Plan are to focus our officers and employees on business performance to help create shareholder value, to encourage innovative approaches to the business of the Group and to encourage ownership of our ordinary shares by officers and employees. The Plan is also intended to recognize and retain our key employees needed to sustain and ensure our future and business competitiveness. The Plan provides for a variety of awards, including “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”), other stock- based awards or any combination of those awards. To date, we have only awarded RSUs and PSUs under the Plan. On December 15, 2023, the Company’s board of directors (the “Board of Directors”) approved an amendment to the Plan providing that awards may be made under the Plan for an indefinite term (unless the Board of Directors determines otherwise), up to a number of ordinary shares approved from time to time by the Company’s shareholders. The Company’s shareholders previously authorized a total of 14,292,291 ordinary shares to be eligible for issue or delivery under the Plan. These authorizations were confirmed at the shareholders’ meeting held on November 25, 2019 to allow for awards to be made under the Plan following the Transfer. The number of ordinary shares so authorized and available was subject to adjustment in certain circumstances to prevent dilution. This shareholders’ authorization expired on January 24, 2022. At the Company’s shareholders’ meeting held on May 11, 2021, the shareholders authorized an additional 6,800,000 ordinary shares to be eligible for issue or delivery under the Plan. This shareholders’ authorization is effective until July 10, 2024. The number of ordinary shares so authorized and available is subject to adjustment in certain circumstances to prevent dilution. Awards made following the Transfer are subject to compliance with mandatory provisions of the French Commercial Code that now apply, as further described below. Administration The Plan is administered by the Human Resources Committee of our Board of Directors. The Board of Directors or the Human Resources Committee may delegate administration to one or more members of our Board of Directors. The Human Resources Committee has the power to interpret the Plan and to adopt rules for the administration, interpretation and application of the Plan according to its terms. The Board of Directors, acting on the recommendation of our Human Resources Committee, determines the number of our ordinary shares that will be subject to each award granted under the Plan and may take into account the recommendations of our senior management in determining the award recipients and the terms and conditions of such awards. Subject to certain exceptions as may be required pursuant to Rule 16b-3 under the Exchange Act, if applicable,

4 our Board of Directors may, at any time and from time to time, exercise any and all rights and duties of the Human Resources Committee under the Plan. Following the Transfer, in accordance with the French Commercial Code: • the Human Resources Committee no longer has the power to make awards of any type; • the Board of Directors has exclusive power to make awards that are to be settled with shares; • the Board of Directors has exclusive power to make awards to the Company’s CEO and, if any, a deputy chief executive officer (Directeur Général Délégué), irrespective of the form of settlement; and • the Company’s senior management has exclusive power to make awards to officers and employees that are cash-settled (other than to the Company’s CEO and, if any, a deputy chief executive officer (Directeur Général Délégué)). Eligibility Officers and employees are eligible to be granted awards under the Plan. Our Human Resources Committee makes recommendations regarding: • which officers and employees are to be granted awards; • the type of award that is granted; • the number of our ordinary shares subject to the awards; and • the terms and conditions of such awards, consistent with the Plan. Following the Transfer, the power to make new awards and set their terms are as described above under “Administration.” Furthermore, in accordance with the French Commercial Code, following the Transfer, the Company is no longer permitted to grant restricted stock, and only officers (including the CEO), the Chairman of the Board of Directors and employees are eligible to receive share-settled awards. Except for the Chairman of the Board of Directors, non-executive members of the Board of Directors and consultants are no longer eligible to receive share-settled awards. Stock Options Subject to the terms and provisions of the Plan, stock options to purchase our ordinary shares may be granted to eligible individuals at any time and from time to time as determined by our Board of Directors. Stock options may be granted as ISOs, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the Plan, our Board of Directors has the authority to determine the number of stock options granted to each recipient. Each stock option award is evidenced by a stock option agreement that specifies the stock option exercise price, whether the stock options are intended to be incentive stock options or nonqualified stock options, the term of the stock options, the number of shares to which the stock options pertain, and such additional limitations, terms and conditions as our Board of Directors may determine. Our Board of Directors determines the exercise price for each stock option granted, except that the stock option exercise price may not be less than 100% of the fair market value of an ordinary share on the date of grant. All stock options granted under the Plan expire no later than 10 years from the date of grant. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of nonqualified stock options, as otherwise expressly permitted by our Board of Directors. The granting of a stock option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of a stock option and the registration of ordinary shares in the recipient’s name. Following the Transfer, stock options may only be granted if the Company’s shareholders specifically authorize the Board of Directors to make such grants. As of the date of this document, we have not requested such shareholders’ authorization, but may do so at a future date. Stock Appreciation Rights The Company’s senior management may grant SARs under the Plan. SARs may be “tandem SARs,” which are granted in conjunction with a stock option, or “free-standing SARs,” which are not granted in conjunction with a stock option. A SAR

5 entitles the holder to receive from us, upon exercise, an amount equal to the excess, if any, of the aggregate fair market value of a specified number of our ordinary shares to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a free-standing SAR may not be less than 100% of the fair market value of an ordinary share on the date of grant. A tandem SAR may be granted at the grant date of the related stock option. A tandem SAR may be exercised only at such time or times and to the extent that the related stock option is exercisable and has the same exercise price as the related stock option. A tandem SAR terminates or is forfeited upon the exercise or forfeiture of the related stock option, and the related stock option terminates or is forfeited upon the exercise or forfeiture of the tandem SAR. Each SAR is evidenced by an award agreement that specifies the exercise price, the number of ordinary shares to which the SAR pertains and such additional limitations, terms and conditions as the Company's senior management may determine. We may make payment of the amount to which the participant exercising the SARs is entitled by delivering ordinary shares, cash or a combination of stock and cash as set forth in the award agreement relating to the SARs. SARs are not transferable except by will or the laws of descent and distribution or, with respect to SARs that are not granted in “tandem” with a stock option, as expressly permitted by the Company’s senior management. Following the Transfer, the power to make new grants of free-standing SARs and set the terms of free-standing SARs is as described above under “Administration” with respect to cash-settled awards. No tandem SARs may be granted unless the shareholders specifically authorize the Board of Directors to make grants of stock options, as described above under “Stock Options”. Restricted Stock The Plan provides for the award of ordinary shares that are subject to forfeiture and restrictions on transferability to the extent permitted by applicable law and as set forth in the Plan, the applicable award agreement and as may be otherwise determined by our Board of Directors. Following the Transfer, under the terms of the French Commercial Code, the Company is no longer permitted to grant restricted stock. Restricted Stock Units (RSUs) The Plan authorizes our Board of Directors to grant RSUs. RSUs are not ordinary shares and do not entitle the recipient to the rights of a shareholder, although the award agreement may provide for rights with respect to dividend equivalents. The recipient may not sell, transfer, pledge or otherwise encumber RSUs granted under the Plan prior to their vesting. RSUs may be settled in cash, ordinary shares or a combination thereof as provided in the applicable award agreement, in an amount based on the fair market value of an ordinary share on the settlement date. Following the Transfer, the Board of Directors has exclusive power to make new grants of RSUs settled in shares and set their terms, in accordance with the French Commercial Code and as described above under “Administration” and “Eligibility”. Performance-Based Restricted Stock Units (PSUs) The Plan authorizes the Board of Directors to grant PSUs. The value of a PSU is conditioned upon the achievement of performance goals set by our Board of Directors in granting the PSUs and may be paid in cash, ordinary shares, other property or a combination thereof. Each PSU award is evidenced by an award agreement, which may contain terms relating to the termination of a participant’s employment. Following the Transfer, the Board of Directors has exclusive power to make new grants of PSUs and set their terms, in accordance with the French Commercial Code and as described above under “Administration” and “Eligibility”.

6 Other Stock-Based Awards The Plan provides for the award of ordinary shares and other awards that are valued by reference to our ordinary shares, including unrestricted stock, dividend equivalents and convertible debentures. Following the Transfer, grants of other stock-based awards may only be made in accordance with the French Commercial Code. Performance Goals The Plan provides that performance goals may be established by our Board of Directors in connection with the grant of any award under the Plan. Termination without Cause following a Change in Control The Plan has a “double trigger” vesting provision in place for its awards. Upon a termination of employment by the Company without “cause” (as defined in the Plan) of a participant occurring upon or during the two years immediately following the date of a “change in control”, unless otherwise provided in the applicable award agreement, (i) all awards held by such participant will vest in full (in the case of any awards that are subject to performance goals, at target) and be free of restrictions, and (ii) any option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until (A) in the case of ISOs, the last date on which such ISOs would otherwise be exercisable or (B) in the case of nonqualified options and SARs, the later of (x) the last date on which such nonqualified option or SAR would otherwise be exercisable and (y) the earlier of (I) the second anniversary of such change in control and (II) the expiration of the term of such nonqualified option or SAR. With respect to new share-settled awards made following the Transfer, the Company’s ability to deliver shares is subject to the minimum vesting and, if applicable, holding period requirements set forth under the French Commercial Code, as described below. Application of the French Commercial Code Following the Transfer, the French Commercial Code applies to new share-settled awards and requires in particular that: • awards be made by the Board of Directors, pursuant to an authorization of the shareholders which may be valid for a maximum of up to 38 months; • the total number of shares subject to outstanding awards plus shares subject to a mandatory holding condition under French tax law (if any) may not exceed 15% of share capital, as measured on the relevant grant date (the French Commercial Code was amended in 2023 to increase this maximum from 10% to 15%); • only officers (including the CEO), the Chairman of the Board of Directors and employees are eligible to receive share- settled awards (as described above under “Eligibility”); and • persons holding more than 10% of the Company's share capital before grant or as a result of the award are ineligible (following an amendment to the French Commercial Code in 2023, for purposes of applying this cap, only shares owned directly for less than seven years are counted). Pursuant to the French Commercial Code, awards are subject to a two-year minimum vesting period, or a one-year minimum vesting period followed by a mandatory one-year holding period, subject in both cases to exceptions for death and disability. The foregoing requirement pursuant to the French Commercial Code is satisfied with respect to awards under the Plan, which are subject to a minimum 36-month vesting period. Amendments Our Board of Directors or our Human Resources Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation will be made that would materially impair the rights of a participant with respect to a previously granted award without such participant’s consent, unless such an amendment is made to comply with applicable law, including, without limitation, Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment will be

7 made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange. Rights of Shareholders and Shareholders’ Meetings Under French law and in general, each shareholder is entitled to one vote per share at any general shareholders’ meeting unless the Articles of Association provide otherwise. A general shareholders’ meeting is held annually to, inter alia, approve the annual financial statements. General shareholders’ meetings (including annual meetings) can be ordinary and/or extraordinary, depending upon the resolutions submitted to the vote. At an extraordinary general shareholders’ meeting (which votes upon any proposal to change the articles of association, including any change in the rights of shareholders), majority is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/4 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, then the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares. At an ordinary shareholders’ meeting (which votes upon any proposal within the competence of a general shareholders’ meeting other than an extraordinary shareholders’ meeting such as approval of annual financial statements or appointment of directors), majority is simple majority (more than 50%) of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/5 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting. Special meetings bring together the holders of shares of a specified class, should it be created, to decide on an amendment to the rights relating to the shares of this class. Majority at special meetings is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/3 of the voting shares, and, failing which, 1/5 for the meeting held on the date set by the second convening notice or in the case of postponement of the second meeting. The votes cast at the shareholders’ meetings shall not include votes attaching to shares in respect of which the shareholder did not vote or abstained or returned a blank or spoilt ballot paper. French law does not provide for cumulative voting. The right to participate in a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in their names or names of the authorized intermediary acting on their behalf on the second business day prior to the shareholders’ meeting at 0:00 (zero hour) (Paris time) (the “French Record Date”), either in the registered (“au nominatif”) shares accounts held by the company (or an agent acting on its behalf) or in the bearer (“au porteur”) shares accounts held by the authorized intermediary. Shareholders holding shares registered on the U.S. Register (which include all shares which are listed on the NYSE, held through a DTC participant and shares directly recorded in the name of their holder with Computershare) vote through the following process: • their voting instructions are transmitted to the Company via the French Intermediary, acting as intermediary for the account of all shareholders registered on the U.S. Register, in accordance with articles L. 228-1 et seq. of the French Commercial Code; • the French Record Date is set; • an additional record date is fixed for all shareholders registered on the U.S. Register, which date is on or about the 25th day before the meeting (the “U.S. Record Date”); and • shareholders who purchase shares between the U.S. Record Date and the French Record Date are entitled to participate and vote at the shareholders’ meeting as long as they continue to be shareholders on the French

8 Record Date. However, given the short time between the French Record Date and the shareholders’ meeting date, shareholders as of the French Record Date may not have received the notices and information received by shareholders holding shares registered on the U.S. Register as of the U.S. Record Date. To the extent that shareholders as of the U.S. Record Date have sent voting instructions and sold or otherwise transferred their shares as of the French Record Date, such voting instructions will be invalidated or modified by the Company, as the case may be, in accordance with articles R. 225-85 and R. 225-86 of the French Commercial Code. Shareholder Proposals and Action by Written Consent Pursuant to French law, the board of directors is required to convene an annual ordinary general meeting of shareholders for approval of the annual financial statements. This meeting must be held within six months after the end of each prior fiscal year. The board of directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders’ meeting, then the auditors may call the meeting. In a bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. Any of the following may request the court to appoint an agent: • one or several shareholders holding at least 5% of the share capital; or •  any interested party or the worker’s committee in cases of urgency. Shareholders holding a majority of the capital or voting rights after a public take-over bid or exchange offer or the transfer of a controlling block of shares may also convene a shareholders’ meeting. In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action with respect to the dismissal and appointment of directors. Additional draft resolutions to be submitted for approval by the shareholders at the shareholders’ meeting may be proposed to the board of directors within the legal time limit (which is not later than 20 days from the publication of the convening notice (avis de réunion) and in any event no sooner than 25 days prior to the date of the shareholders’ meeting) by one or several shareholders holding a specified percentage of shares. The convening notice (avis de réunion) must be published in France with the BALO at least 35 days before the date of the shareholders’ meeting and can be consulted at https://www.journal- officiel.gouv.fr/balo/. As the U.S. Record Date is on or about the 25th day before the shareholders’ meeting, shareholders wishing to submit additional resolutions will need to submit them before receiving the meeting materials sent to them on or around the U.S. Record Date, otherwise their submissions will not be considered. The percentage of shares required to be held by one or several shareholders to be able to submit additional draft resolutions depends on the amount of the share capital of the Company; based on the Company’s issued share capital of €2,936,397.68 as of December 31, 2023, this percentage would be 2.88%. Under French law, shareholders’ action by written consent is not permitted in a Societas Europaea. Shareholder Suits French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a company in the company’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the company and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a company. A shareholder may alternatively or cumulatively bring an individual legal action against the directors, provided that he or she has suffered distinct damages from those suffered by the company. In this case, any damages awarded by the court are paid to the relevant shareholder.

9 Repurchase of Shares; Pre-emptive Rights; Shareholder Vote on Certain Reorganizations Under French law, a private company (which our Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may not subscribe for newly issued shares in its capital but may, however, acquire its own shares, under a shareholders’ authorization (effective for a period of up to 12 months), with a view to allocating the repurchased shares: • within one year of the repurchase, to employees and corporate officers of the company and its affiliates, under a profit- sharing, free share or share option plan or other share allocation, not to exceed 10% of the share capital; • within two years of the repurchase, as payment or in exchange for assets acquired by the company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, not to exceed 5% of the share capital; • within five years from the repurchase, to shareholders willing to purchase the shares as part of a sale process organized by the company, not to exceed 10% of the share capital. The repurchased shares not used for one of the above-mentioned purposes and within the above-mentioned timeframes are automatically cancelled. As of the date of this document, the Company does not have in place such shareholders’ authorization to the Board of Directors to purchase its own shares. Also, under French law, a private company (which our Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may acquire its own shares, without shareholders’ authorization, with a view to allocating the repurchased shares, within one year of the repurchase, to employees and corporate officers of the company and its affiliates under a free share or share option plan or other share allocation. In any case, the number of its own shares owned by the Company cannot exceed 10% of a total of the Company’s shares at any given time. The Company may also acquire its own shares to decrease its share capital; provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction. Under French law, in case of issuance of additional shares or other securities giving right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, or assign or not exercise its preferential rights. Generally, under French law, completion of a legal merger (fusion), demerger (scission), dissolution, sale, lease or exchange of all or substantially all of a company’s assets, requires: •  the approval of the board of directors; and •  the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a legal merger (fusion) with a non-EU company, approval of all the shareholders of the company. Anti-Takeover Provisions and Shareholder Disclosure Thresholds Anti-Takeover Provisions French law does not contain provisions restricting or making difficult to change the composition of the board of directors following a change of control. French law allows shareholders at general meetings to delegate the authority to the board of directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain control over our general meeting of

10 shareholders. Crossing of Threshold Notifications According to the Articles of Association, any natural persons or legal entities acting alone or in concert, who come to own, directly or indirectly, a number of shares equal to or greater than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3% or 90% of the total number of shares or voting rights must, within five (5) trading days after the shareholding threshold is crossed, upwards or downwards, notify the Company, by certified letter with acknowledgment of receipt, of the total number of shares or voting rights that they own alone, directly or indirectly, or in concert. The notification includes information on (i) the number of securities held giving deferred rights to the shares to be issued and the corresponding voting rights, and (ii) the number of shares already issued or the voting rights they may acquire. Furthermore, according to the Articles of Association, any persons or entities who hold a number of shares equal to or greater than 10%, 15%, 20% or 25% of the total number of shares or voting rights in the Company shall inform the Company of the objectives they intend to pursue over the six months to come. Following a period of six months, any persons or entities who continue to hold a number of shares or voting rights equal to or greater than the fractions mentioned hereinabove, shall renew their statement of intent, in compliance with the aforementioned terms, for each new period of six months. This statement shall specify whether the shareholder is acting alone or in concert, if he plans to discontinue or continue his purchases, to acquire or not the control of the Company, to request his appointment or that of one or several persons as director. The Company reserves the right to share with the public and shareholders either the objectives that it has been notified of, or the relevant person’s failure to comply with the aforementioned obligation. For the application of the preceding subparagraphs, the shares or voting rights listed in paragraphs one to eight of Article L. 233-9 I of the French Commercial Code shall be considered equivalent to the shares or voting rights held by a shareholder. Mandatory Takeover Bid According to the Articles of Association, any natural or legal persons, acting alone or in concert under Article L. 233-10 of the French Commercial Code, who comes into possession, otherwise than following a voluntary takeover bid, directly or indirectly, of more than 30% of the capital or voting rights of the Company, shall file a draft takeover bid on all the capital and securities granting access to the capital or voting rights, and on terms that comply with applicable United States securities law, rules of the SEC and NYSE rules. The same requirement applies to natural or legal persons, acting alone or in concert, who directly or indirectly own a number between 30% and half of the total number of equity securities or voting rights of the Company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least 1% of the total number of equity securities or voting rights of the Company. When a draft offer is submitted, the price proposed must be at least equal to the highest price paid by the offeror, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, over a period of twelve months preceding the event giving rise to the obligation to submit the draft offer. In the event of a clear change in the characteristics of the Company, if the market for its securities so justifies or in the absence of a transaction by the offeror, acting alone or in concert, over the Company’s shares during the twelve-month period mentioned in the first paragraph, the price will be fixed by an expert appointed in accordance with Article 1592 of the French Civil Code and determined according to objective evaluation criteria usually used, the characteristics of the Company and the market of its securities, it being specified that the expert will be required to take into account, in its assessment, the criteria

11 identified by the Commission des Opérations de Bourse, the AMF and the French courts. The obligation to file a draft public offer does not apply if the person or persons concerned justify to the Company the fulfillment of one of the conditions listed in Articles 234-7 and 234-9 of the AMF General Regulations. In the event of disagreement between the parties, an expert will be appointed by the president of the commercial court, ruling in the form of interim relief, for the purpose of determining whether or not it is necessary to file a draft public offer, it being specified that the expert will be required to apply the relevant provisions of the AMF General Regulations as well as the criteria issued by the French Conseil des Marchés Financiers, the AMF and the French courts. Any breach of the obligation to file a takeover bid as provided in the Articles of Association may give rise to claims for damages or, as the case may be, action for injunctive relief. Dividends Our Board of Directors periodically explores the potential adoption of a dividend program; however, no assurances can be made that any future dividends will be paid on the ordinary shares. Any proposal of our Board of Directors to declare and pay future dividends to holders of our ordinary shares will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Under French law, dividends are approved by the shareholders’ meeting. All calculations to determine the amounts available for dividends or other distributions will be based on our statutory financial statements which are, as a holding company, different from our consolidated financial statements and which are prepared in accordance with French GAAP because we are a French company. Dividends may only be paid by a French Societas Europaea out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. “Distributable profits” consist of the unconsolidated net profits of the relevant company for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years. “Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution. Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the articles of association. Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind; provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our Articles of Association provide that each shareholder may be given the choice to receive his or her dividend in cash or in shares subject to a decision of the shareholders’ meeting taken by ordinary resolution. Under French law, the board of directors may distribute interim dividends before the approval by the shareholders of the financial statements for the relevant fiscal year when the interim balance sheet, established during or at the close of such year and certified by the auditors, reflects that the company has earned distributable profits since the close of the previous fiscal year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by French law or articles of association, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined. Generally, we rely on dividends paid to Constellium SE, or funds otherwise distributed or advanced to Constellium SE by its

12 subsidiaries to fund the payment of dividends, if any, to our shareholders. In addition, restrictions contained in the agreements governing our outstanding indebtedness may limit our ability to pay dividends on our ordinary shares and the ability of our subsidiaries to pay dividends to us. Future indebtedness that we may incur may contain similar restrictions. According to the Articles of Association, distributions payable in cash shall be approved in euros and paid (i) in euros for all the holders of shares under the French Register and (ii) in USD for all the holders of shares under the U.S. Register. For the purposes of the payment of the dividend in dollars, the general shareholders’ meeting or, as the case may be, our Board of Directors, shall set the reference date to be considered for the EUR/USD exchange rate. Cash dividends and other distributions that have not been collected within five years after the date on which they became due and payable will revert to the French State. We have historically not paid dividends to our shareholders since the time that we became a publicly listed company on the NYSE. Liquidation Rights and Dissolution In the event of our dissolution and liquidation, and after we have paid all debts and liquidation expenses, all assets available for distribution shall be distributed to holders of our shares pro rata based on the amount paid upon the shares held by such holders. Our Corporate Governance As a foreign private issuer listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, the NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. We intend to rely on the NYSE Listed Company Manual with respect to our corporate governance to the extent possible under French law. The following are the significant ways in which our corporate governance practices differ from those required for U.S. companies listed on the NYSE. • Audit Committee-The Board’s audit committee is responsible for selecting our statutory auditors and making a recommendation to our Board regarding the terms of their compensation. As required by French law, the actual appointment of the statutory auditors has to be made by the shareholders at a general meeting of the shareholders. • Committee Powers-While the NYSE Listed Company Manual empowers board committees with decision-making authority that can be delegated by a company’s board, under French law, committees of the Company recommend to the full Board, which will be the decision-making body (not its committees). • Executive Sessions/Communications with Independent Directors-French law does not require our independent directors to meet regularly without management, nor does it require the independent directors to meet alone in executive session at least once a year, as required by the NYSE Listed Company Manual. However, if our independent directors decide to engage in either or both of these activities, they will be permitted to do so. In practice, our independent directors regularly meet among themselves for discussions, but we do not expect them to be under any requirement to do so under our Articles of Association or French law. In addition, French law does not require a method for interested parties to communicate with our independent directors. • Equity Compensation Plans-French law requires shareholder approval, at a general meeting of the shareholders, to make Company shares available for use in equity compensation plans, which is consistent with the shareholder vote required by the NYSE Listed Company Manual. It is common practice after obtaining such shareholder approval for the shareholders of a French company to then delegate to such company’s board of directors the authority to decide on the specific terms of the granting of equity compensation, within the limits of the shareholders’ authorization. The shareholders of the Company at the extraordinary general meeting held on November 25, 2019, and at the annual general meeting held on May 11, 2021, approved such authorizations to delegate such authority to the Board of Directors.

13 • Corporate Governance Guidelines-A Board Internal Charter is required by the NYSE Listed Company Manual for U.S. companies listed on the NYSE that would set forth certain corporate governance practices of a listed company’s board. Our Board Internal Charter covers all items required by the NYSE Listed Company Manual subject to certain differences set forth by French law, particularly with respect to committee powers (as described above) and conflict of interest transactions (as described below). • Conflicts of Interest-Pursuant to French law and the Articles of Association, any agreement (directly or through an intermediary) between the Company and any director of the Company that is not entered into (i) in the ordinary course of business and (ii) under normal terms and conditions will be subject to the prior authorization of the Board, excluding the participation and vote of the interested director. As required by French law, any such agreement will also be subject to approval at the next ordinary shareholders’ meeting (by a simple majority, excluding the vote of interested persons). If the transaction has not been pre-approved by the Board, then it can be nullified if it has prejudicial consequences for the Company. If it is not approved by the shareholders, then interested directors may be held liable for any prejudicial consequences for the Company of the unapproved transaction; such transaction will nevertheless remain valid, unless it is nullified in case of fraud. The foregoing requirements also apply to agreements between the Company and another entity if one of the Company’s directors is an owner, a general partner, manager, director, general manager, member of the executive or supervisory board of the other entity, as well as to agreements in which one of the Company’s directors has an indirect interest. Aside from the foregoing requirements, there are no specific provisions prohibiting conflicted directors to participate or vote at a Board meeting. However, as a general rule under French law, directors must act in the interest of the Company. • Retirement Age Requirements—Pursuant to the Articles of Association, the number of directors who are more than seventy-five years of age shall not exceed one-third of the directors in office. Furthermore, the Board Chairman may not be more than seventy-five years of age. The Chief Executive Officer shall not be more than seventy years of age. Differences in Corporate Law We are incorporated under the laws of France. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of France and Delaware. This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable French law and our Articles of Association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws. Delaware France Duties of directors The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. There is generally only one board of directors. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. Directors must not use their corporate position for personal gain or advantage. In general, but In France, a company organized as a "Societas Europaea" can have a two-tier board structure: a management board comprising managing directors (Directoire) and a supervisory board comprising the non-executive directors (Conseil de Surveillance), or a single-tier board of directors (Conseil d’Administration). The single-tier board of directors of such French company will be comprised of non-executive directors and, if any, executive directors. Under French law, the board of directors supervises the management of the executive officers, sets the guidelines for the company’s activities and oversees their implementation. Subject to the powers expressly assigned by law to the shareholders’ meetings and within the limit of the corporate purpose, the board of directors hears any issue relevant to the company’s operation and, by means of its deliberations,

14 subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders. settles the matters of concern to it, taking into consideration the social and environmental impact of the company's activity. The board of directors proceeds with the controls and checks what it deems advisable. Moreover, the board of directors exercises the special powers conferred on it by law. As of the date of this document, we have a single-tier Board of Directors consisting of one executive director (the CEO) and eleven non-executive directors, two of which are employee directors. As required by French law, following the amendment by the Company’s Annual General Meeting held on May 11, 2021 to our Articles of Association to allow for such appointment, two employees of the Group were appointed to our Board of Directors by, respectively, the French Group Works Council and the European Works Council. Under French law, each director has a duty towards the company to properly perform his/her duties. Furthermore, each director has a duty to act in the corporate interest of the company. The corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The company is bound vis-à-vis third parties by the actions of its board of directors, even if such actions are not in line with the corporate purpose, unless it can be proven that the third party knew that the action exceeded that purpose or that the third party could not have been unaware of such excess in light of the circumstances; publication of the articles of association (which, under French law, include description of the corporate purpose) does not per se constitute such proof. Any board resolution regarding a change in the company’s Articles of Association requires shareholders’ approval. The board of directors may decide in its sole discretion, within the confines of French law and the Articles of Association, to incur additional indebtedness subject to any contractual restrictions pursuant to existing financing arrangements. Under French law, there is no obligation for directors to hold shares in the company unless required by the articles of association. According to our Articles of Association, there is no such obligation. However, the Company adopted internal Share-Ownership Guidelines (SOGs) to encourage minimum levels of the Company’s share ownership by its executive director (CEO) and by those of its non-executive directors who receive compensation in such capacity. For further

15 information on the SOGs, you may refer to “Item 6. Directors, Senior Management and Employees— B. Compensation” of our Annual Report on Form 20-F for the year ended December 31, 2023 with which this Exhibit is filed. Director terms The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause except as otherwise provided in the certificate of incorporation. There is no limit to the number of terms a director may serve. Under French law, a director of a company is appointed for a maximum term of six years. In practice, the articles of association set the directors’ precise term. According to the Articles of Association, the term of office of the directors is three years and can be renewed without limitation. Directors may be appointed for a shorter term so that the renewal of the directors’ terms of office may be spread out over time. According to the Articles of Association, the number of directors who are more than seventy-five years old may not exceed one third of the directors in office and, if this limit is exceeded during the terms of office, the oldest director shall automatically be considered to have resigned at the close of the next general meeting. According to the Articles of Association, the Chairman of the Board of Directors cannot be older than seventy-five years. If the Chairman of the Board of Directors reaches this age limit during his or her term as Chairman, he or she is automatically deemed to have resigned from such position. His or her mandate would extend however, until the next meeting of the Board of Directors during which his or her successor is appointed. Director election and vacancies The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy. Under French law, new members of the board of directors of a company are appointed by the general meeting of shareholders by a simple majority. The board of directors which convenes the shareholders’ meeting proposes candidates; shareholders may also propose candidates under certain conditions. The shareholders at the meeting may vote for other candidates than those proposed on the agenda, by a simple majority. Vacancies on the board of directors occurring between shareholders’ meetings may be filled at a board meeting by a majority of the remaining directors, subject to ratification at the next shareholders’ meeting. According to the Articles of Association, the first employee director is appointed by the French Group Works Council and the second by the European Works Council. In the event of a vacancy in a seat of an employee director, the vacant seat is filled in by an employee designated in the same way as the replaced employee director. Conflict of interest transactions Under the Delaware General Corporation Law, Pursuant to French law and the Articles of Association, any

16 transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction may be void or voidable, unless (1) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the board in good faith authorizes the contract or transaction by an affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair to the company as of the time it is approved. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction. agreement between (directly or through an intermediary) a company and any of its directors, its executive corporate officers (“Directeur Général” or any “Directeur Général Délégué”), its shareholders holding more than 10% of its voting rights or companies controlling such shareholders, that is not entered into (i) in the ordinary course of business and (ii) under normal terms and conditions, is subject to a prior authorization of the board of directors, excluding the participation and vote of the interested director. Such agreement is also subject to approval at the next ordinary shareholders’ meeting (by a simple majority), excluding the votes of any interested persons. The foregoing requirements also apply to agreements between the company and another entity if one of the company’s directors, or executive corporate officers (“Directeur Général”or any “Directeur Général Délégué”) is an owner, a general partner, manager, director, general manager, member of the executive or supervisory board of the other entity, as well as to agreements in which one of the company’s directors, executive corporate officers (“Directeur Général”or any “Directeur Général Délégué”), shareholders holding more than 10% of its voting rights or companies controlling such shareholders has an indirect interest. If the transaction has not been pre-approved by the board of directors, then it can be nullified if it has prejudicial consequences for the company. If an agreement is not then approved by the shareholders, then the interested person may be held liable for any prejudicial consequences for the company of the unapproved transaction; such transaction will nevertheless remain valid unless it is nullified in case of fraud. Aside from the above rule, there are no specific provisions prohibiting conflicted directors to participate or vote at board meetings. However, as a general rule, directors must act in the interest of the company. Minimum number of directors Under the Delaware General Corporation law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws (unless specified in the certificate of incorporation of the corporation). Under French law, a company must have at least three directors. The number of directors is defined by the Articles of Association. Pursuant to the Articles of Association, the Board shall be composed of directors between three and eighteen in number. Qualifications of directors Under the Delaware General Corporation law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws. French law does not impose any requirement in terms of qualifications of directors for a company whose shares are not listed on an EU-regulated market. Notice of annual meetings Under the Delaware General Corporation law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws. Under French law and according to the Articles of Association, the annual general meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the Board of Directors which in principle convenes the meeting and as specified in the convening notice (avis de convocation).

17 Shareholder proxy voting Under the Delaware General Corporation law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Under French law and according to the Articles of Association, at any meeting of shareholders, a shareholder may be represented by the intermediary registered on its/his/her behalf; or assign a proxy to another shareholder, to his/her spouse, or to the partner with whom he/she has entered into a civil union (pacte civil de solidarité); or vote by mail; or send a proxy to the company without indicating an assignment, in accordance with the conditions set forth by French law. In this last case, proxies are deemed given to the chairman of the general meeting of shareholders who will vote in favor of the proposals of resolutions presented or approved by the board of directors and against all the other proposals of resolutions. Appraisal Rights Under the Delaware General Corporation law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for shares. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than: •  shares of stock of the surviving corporation; •  shares of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders; • cash in lieu of fractional shares of the stock described in the two preceding bullet points; or •  any combination of the above. In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation. French law does not provide for the payment of cash or the grant of appraisal rights to dissenting shareholders. How to amend the articles of incorporation Under the Delaware General Corporation law, generally a corporation may amend its certificate of incorporation if: • its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and  the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, Under French law and pursuant to the Articles of Association, only the extraordinary general meeting of shareholders may amend the articles of association. The amendment is validly adopted by the votes of a two thirds (2/3) majority.

18 entitled to vote on the amendment as a class or series. Proxy voting by directors A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director. According to French law and the Articles of Association, a director may grant another director a proxy to represent him or her at a meeting of the board of directors. No director can hold more than one proxy at any meeting. Voting rights Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum will consist of no less than 1/3 of the shares of such class or series or classes or series. Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting. Under French law and in general, each shareholder is entitled to one vote per share at any general shareholders’ meeting unless the Articles of Association provide otherwise. A general shareholders meeting is held annually to, inter alia, approve the annual financial statements. General shareholders’ meetings (including annual meetings) can be ordinary and/or extraordinary, depending upon the resolutions submitted to the vote. At an extraordinary general shareholders’ meeting (which votes upon any proposal to change the articles of association, including any change in the rights of shareholders), majority is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/4 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, then the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares. At an ordinary shareholders’ meeting (which votes upon any proposal within the competence of a general shareholders’ meeting other than an extraordinary shareholders meeting such as approval of annual financial statements or appointment of directors), majority is simple majority (more than 50%) of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/5 of the voting shares. If this quorum is not reached, then a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting. Special meetings bring together the holders of shares of a specified class, should it be created, to decide on an amendment to the rights relating to the shares of this class. Majority at special meetings is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/3 of the voting shares, and, failing which, 1/5 for the meeting held on the date set by the second convening notice or in the case of

19 postponement of the second meeting. The votes cast at the shareholders’ meetings shall not include votes attaching to shares in respect of which the shareholder did not vote or abstained or returned a blank or spoilt ballot paper. French law does not provide for cumulative voting. The right to participate in a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in their names or names of the authorized intermediary acting on their behalf on the second business day prior to the shareholders’ meeting at 0:00 (zero hour) (Paris time) (the “French Record Date”), either in the registered (“au nominatif”) shares accounts held by the company (or an agent acting on its behalf) or in the bearer (“au porteur”) shares accounts held by the authorized intermediary. Shareholders holding shares registered on the U.S. Register (which include all shares which are listed on the NYSE, held through a DTC participant and shares directly recorded in the name of their holder with Computershare) vote through the following process: • their voting instructions are transmitted to the Company via the French Intermediary, acting as intermediary for the account of all shareholders registered on the U.S. Register, in accordance with articles L. 228-1 et seq. of the French Commercial Code; • the French Record Date is set; • an additional record date is fixed for all shareholders registered on the U.S. Register, which date is on or about the 25th day before the meeting (the “U.S. Record Date”); and • shareholders who purchase shares between the U.S. Record Date and the French Record Date are entitled to participate and vote at the shareholders’ meeting as long as they continue to be shareholders on the French Record Date. However, given the short time between the French Record Date and the shareholders’ meeting date, shareholders as of the French Record Date may not have received the notices and information received by shareholders holding shares registered on the U.S. Register as of the U.S. Record Date. To the extent that shareholders as of the U.S. Record Date have sent voting instructions and sold or otherwise transferred their shares as of the French Record Date, such voting instructions will be invalidated or modified by the Company, as the case may be, in accordance with articles R. 225-85 and

20 R. 225-86 of the French Commercial Code. Shareholder proposals Delaware law does not provide shareholders an express right to put any proposal before a meeting of shareholders, but it provides that a corporation’s bylaws may provide that if the corporation solicits proxies with respect to the election of directors, it may be required to include in its proxy solicitation materials one or more individuals nominated by a shareholder. In keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations; provided that they comply with the notice provisions in the certificate of incorporation or bylaws. Pursuant to French law, the board of directors is required to convene an annual ordinary general meeting of shareholders for approval of the annual financial statements. This meeting must be held within six months after the end of each prior fiscal year. The board of directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders’ meeting, then the auditors may call the meeting. In a bankruptcy, the liquidator or court- appointed agent may also call a shareholders’ meeting in some instances. Any of the following may request the court to appoint an agent: • one or several shareholders holding at least 5% of the share capital; or •  any interested party or the worker’s committee in cases of urgency. Shareholders holding a majority of the capital or voting rights after a public take-over bid or exchange offer or the transfer of a controlling block of shares may also convene a shareholders’ meeting. In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action with respect to the dismissal and appointment of directors. Additional draft resolutions to be submitted for approval by the shareholders at the shareholders’ meeting may be proposed to the board of directors within the legal time limit (which is not later than 20 days from the publication of the convening notice (avis de réunion) and in any event no sooner than 25 days prior to the date of the shareholders’ meeting) by one or several shareholders holding a specified percentage of shares. The convening notice (avis de réunion) must be published in France with the BALO at least 35 days before the date of the shareholders’ meeting and can be consulted at https://www.journal-officiel.gouv.fr/balo/. As the U.S. Record Date is on or about the 25th day before the shareholders’ meeting, shareholders wishing to submit additional resolutions need to submit them before receiving the meeting materials sent to them on or around the U.S. Record Date, otherwise their submissions will not be considered. The percentage of shares required to be held by one or several shareholders to be able to submit additional draft resolutions depends on the amount of the share capital of the Company; based on the Company’s issued share

21 capital of €2,936,397.68 as of December 31, 2023, this percentage would be 2.88%. Action by written consent Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent. Under French law, shareholders’ action by written consent is not permitted in a Societas Europaea. Shareholder suits Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile. French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a company in the company’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the company and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a company. A shareholder may alternatively or cumulatively bring an individual legal action against the directors, provided that he or she has suffered distinct damages from those suffered by the company. In this case, any damages awarded by the court are paid to the relevant shareholder.

22 Liability of Directors and Officers Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director for breaches of the duty of care. However, no provision can limit or eliminate the liability of a director for breaches of the duty of loyalty, acts not in good faith involving intentional misconduct or a knowing violation of the law, self-interested transactions, or intentional or negligent payment of unlawful dividends or stock purchases or redemptions. To the extent permitted by French law, a company may include a provision to limit the civil liability of a director. According to the Articles of Association, directors shall be reimbursed under certain conditions for (i) reasonable cost of conducting a defense against claims based on acts or failure to act in the exercise of their duties and (ii) any damages payable by them as a result of an act or failure in the exercise of their duties. However there shall be no entitlement to indemnity: (a) if and to the extent the laws of France would not permit such indemnification; (b) if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (faute intentionnelle), intentionally reckless (faute lourde) or falling outside the exercise of its duties (faute détachable); or (c) if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines. Repurchase of shares Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations. Under French law, a private company (which our Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may not subscribe for newly issued shares in its capital but may, however, acquire its own shares, under a shareholders’ authorization (effective for a period of up to 12 months), with a view to allocating the repurchased shares: • within one year of the repurchase, to employees and corporate officers of the company and its affiliates under a profit-sharing, free share or share option plan or other share allocation, not to exceed 10% of the share capital; • within two years of the repurchase, as payment or in exchange for assets acquired by the company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, not to exceed 5% of the share capital; • within five years from the repurchase, to shareholders willing to purchase the shares as part of a sale process organized by the company, not to exceed 10% of the share capital. The repurchased shares not used for one of the above- mentioned purposes and within the above-mentioned timeframes are automatically cancelled. As of the date of this document, the Company does not have in place such shareholders’ authorization to the Board of Directors to purchase its own shares.

23 Also, under French law, a private company (which our Company is for French law purposes so long as its shares are not listed on an EU-regulated market) may acquire its own shares, without shareholders’ authorization, with a view to allocating the repurchased shares, within one year of the repurchase, to employees and corporate officers of the company and its affiliates under a free share or share option plan or other share allocation. In any case, the number of its own shares owned by the Company cannot exceed 10% of a total of the Company’s shares at any given time. The Company may also acquire its own shares to decrease its share capital; provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction. Anti-takeover provisions In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years), within three years after the person becomes an interested shareholder, unless: •  the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target before the transactions; •  after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or •  after the person becomes an interested shareholder, the business combination is approved by the board of directors of the French law does not contain provisions restricting or making difficult to change the composition of the board of directors following a change of control. French law allows shareholders at general meetings to delegate the authority to the board of directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain control over our general meeting of shareholders.

24 corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder. A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption. Inspection of books and records Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business. The board of directors must provide all required information for the shareholders’ meeting. Under French law, shareholders are entitled to review and copy the list of the shareholders (name and address) who hold their shares in nominative form during 15 days prior to any shareholders’ meeting. However, that should not apply to shares held in bearer (“au porteur”) form by U.S. shareholders. Removal of directors Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote of shareholders. Directors cannot be suspended or removed by the board of directors. Under French law, an employee director may be removed from office only in case of a fault in the performance of the directorship, by decision of the president of a French court (Tribunal Judiciaire), at request of majority of directors. An executive corporate officer appointed by the board of directors (CEO (Directeur Général)) can have his or her executive duties suspended at any time by the board of directors. If such executive corporate officer is also a director, he or she will remain non-executive director as his or her duties as a director can only be removed by a shareholders’ meeting. Preemptive rights Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. Under French law, in case of issuance of additional shares or other securities giving right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase.

25 In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, or assign or not exercise its preferential rights. Dividends Under the Delaware General Corporation Law, a Delaware corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash. Our Board of Directors periodically explores the potential adoption of a dividend program; however, no assurances can be made that any future dividends will be paid on the ordinary shares. Any proposal of our Board of Directors to declare and pay future dividends to holders of our ordinary shares will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Under French law, dividends are approved by the shareholders’ meeting. All calculations to determine the amounts available for dividends or other distributions will be based on our statutory financial statements which are, as a holding company, different from our consolidated financial statements and which are prepared in accordance with French GAAP because we are a French company. Dividends may only be paid by a French Societas Europaea out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. “Distributable profits” consist of the unconsolidated net profits of the relevant company for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years. “Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution. Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the articles of association. Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash. The Articles of Association provide that each shareholder

26 may be given the choice to receive his or her dividend in cash or in shares subject to a decision of the shareholders’ meeting taken by ordinary resolution. Under French law, the board of directors may distribute interim dividends before the approval by the shareholders of the financial statements for the relevant fiscal year when the interim balance sheet, established during or at the close of such year and certified by the auditors, reflects that the company has earned distributable profits since the close of the previous fiscal year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by French law or articles of association, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined. Generally, we rely on dividends paid to Constellium SE, or funds otherwise distributed or advanced to Constellium SE by its subsidiaries to fund the payment of dividends, if any, to our shareholders. In addition, restrictions contained in the agreements governing our outstanding indebtedness may limit our ability to pay dividends on our ordinary shares and the ability of our subsidiaries to pay dividends to us. Future indebtedness that we may incur may contain similar restrictions. According to the Articles of Association, distributions payable in cash shall be approved in euros and paid (i) in euros for all the holders of shares under the French Register and (ii) in USD for all the holders of shares under the U.S. Register. For the purposes of the payment of the dividend in dollars, the general shareholders’ meeting or, as the case may be, the Board of Directors, shall set the reference date to be considered for the EUR/USD exchange rate. Cash dividends and other distributions that have not been collected within five years after the date on which they became due and payable will revert to the French State. We have historically not paid dividends to our shareholders since the time we became a publicly listed company on the NYSE. Shareholder vote on certain reorganizations Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be Generally, under French law, completion of a legal merger (fusion), demerger (scission), dissolution, sale, lease or exchange of all or substantially all of a company’s assets, requires: •  the approval of the board of directors; and •  the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or

27 required. Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed; however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights. voting by mail at the relevant meeting, or in the case of a legal merger (fusion) with a non-EU company, approval of all the shareholders of the company. Compensation of board of directors Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law, as well as stock exchange requirements. The board of directors determines the remuneration of the executive director (i.e. the CEO (“Directeur Général”) who may (but is not required to) be a director). French law does not provide for any specific rules on remuneration of executive directors for French companies not listed on an EU- regulated market. Executive directors may be granted free shares and stock options of the Company. With respect to the remuneration of non-executive directors, the ordinary shareholders’ meeting votes an envelope of fixed annual fees to be allocated to directors for each year. The board of directors will then decide the allocation of these fees among directors. These fees include all cash remunerations granted to directors in such capacity. In addition to the fixed amount of fees approved at the shareholders meeting, the board of directors may grant fees to the chairman of the board in such capacity, and may also, exceptionally, grant additional fees to certain directors in remuneration for separate, specific missions or tasks assigned to them. Non-executive directors are not eligible to receive awards that are to be settled with shares. However, the board of directors may grant share- settled awards (such as free shares or stock options) to the chairman of the board in such capacity. Action by written consent and quorum requirements at the board of directors Under the Delaware General Corporation Law, a majority of the total number of directors constitutes a quorum unless the company’s certificate of incorporation or bylaws require a greater number. Unless the certificate of incorporation says otherwise, the bylaws may provide that a number less than a majority constitutes a quorum (but no less than 1/3 of the total number of directors). According to French law and the Articles of Association, certain decisions of the Board of Directors may be adopted in writing. These decisions include interim appointment of directors, authorization of certain security interests and guarantees, amendment of the articles of association to comply with legal provisions, convening of shareholder meetings and decisions to transfer the registered office within

28 The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board unless the certificate of incorporation or bylaws require the vote of a greater number. Unless otherwise restricted by the certificate of incorporation or bylaws, the board or any committee may take any action without a meeting if all members consent thereto in writing or by electronic transmission. the same department. According to French law and the Articles of Association, a director may grant to another director a proxy to represent him or her at a meeting of the board of directors. No director can hold more than one proxy at any meeting. According to French law and the Articles of Association, for the board’s deliberations to be valid, more than half of the board members must be present or represented. The board of directors’ decisions shall be taken by a majority vote; if the votes are tied, the chairman’s vote shall be decisive.